Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 14, 2025 (except for Notes 3, 7, 15, 16 and 17, as to which the date is May 13, 2026), with respect to the consolidated financial statements included in the Annual Report of Hawkins, Inc. on Form 10‑K for the year ended March 29, 2026. We consent to the incorporation by reference of said reports in the Registration Statements of Hawkins, Inc. on Forms S-8 (File Nos. 333-87582, 333-123080, 333-172761, 333-174735, 333-228128, and 333-234432).

/s/ Grant Thornton LLP
Minneapolis, Minnesota
May 13, 2026